Exhibit 10.2

December 21, 2009

Kellye L. Walker

179 Hillcrest Avenue

Philadelphia, Pa. 19118

Dear Kellye:

On behalf of American Water, I am delighted to confirm our offer of employment to you as General Counsel, I am confident that you will find your new role to be personally rewarding and one in which you can make significant contributions to the Company.

The following represents a summary of this offer.

1.	Position and Responsibilities

You shall serve as Senior Vice President, General Counsel and Secretary of the Company and shall report to the Chief Executive Officer. You serve as the chief legal officer of the Company, providing oversight, guidance and direction regarding legal advice on all matters at American Water and its subsidiaries, to include the hiring, development, promotion, oversight and disposition of its team of attorneys and staff responsible for all aspects of American Water’s legal affairs; and the hiring and firing of outside counsel.

2.	Base Salary

$340,000.00 per year, payable on the Company’s regular bi-weekly payroll schedule.

3.	2010 Annual Incentive Plan (AIP)

Target Payout of 55% of your annual base salary. Actual payout of the Annual Incentive Plan bonus is discretionary and based on factors, including company performance and individual performance objectives. Further details about the AIP will be provided to you.

4.	2010 Long Term incentive Plan (LTIP) Eligibility:

Target Payout of 110% of Base Salary. Further details about LTIP will be provided to you.

5.	Benefits

American Water is committed to providing a flexible, comprehensive benefits package which provides choices. You will have the opportunity to choose benefits such as medical, dental, and life insurance that makes the most sense for you and your family. Highlights of some of the benefits are attached. You are also eligible for the executive physical program.

6.	Vacation

You will be entitled to four weeks vacation in a calendar year.

7.	Floating Holidays

You will be eligible for six (6) floating holidays in a calendar year.

8.	Executive Severance Policy

You will be entitled to the executive severance policy which provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. Under the policy, you will receive 12 months of your base salary, in the form of base salary and prorated annual incentive payment. Continued health, dental and vision coverage with the maximum benefit listed below as set forth in the company’s executive severance policy is as follows:

Health, Dental and Vision Coverage

Provided the Release is executed and not revoked, a Participant will receive Company-paid COBRA benefits consistent with the chart below.

Salary Level	Minimum Company-paid COBRA Benefits	At least 5 yrs of service, but less than 10 yrs	10 or more years of service

ML1 – L3	8 weeks	12 weeks	16 weeks

At the end of the period of Company-paid COBRA benefits, COBRA coverage may be continued by the Participant at his or her own expense, for the remaining balance of the statutory coverage period.

Life insurance coverage and continued participation in the employee assistance plan run through the severance period.

9.	Non Qualified Savings and Deferred Compensation Plan for Employees of American Water Works, Inc. and Its Designated Subsidiaries

You will be eligible for the Non Qualified Savings Plan which provides a Deferred Contribution restoration benefit of 5.25% above the IRS pay limits on base and annual incentive pay as well as a 401k restoration benefit on base and annual incentive pay above the IRS pay limit.

You will be entitled to participate in the Company’s deferred compensation plan in the next annual enrollment in December 2010.

We are looking forward to a favorable decision from you and the possibility of you joining the American Water team on January 6, 2010. Please signify your acceptance of this offer of employment by signing this letter and returning it to me in the enclosed envelope.

Sincerely yours,

Sean Burke

Senior Vice President, Human Resources

American Water

This offer of employment extended by American Water is contingent upon successful completion of a drug screen, applicable background checks, verification of authorization to work and all information supplied on the resume and employment application, and the absence of any Non-Compete or Non-Solicitation Agreement with a prior employer.

I, Kellye L. Walker, understand that my employment will be “at will,” which means that I am not guaranteed employment or any particular job for any specified period of time. The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

12/23/09
Signature	Kellye L. Walker	Date